RESTATED CERTICIFATE OF INCORPORATION
OF
THE WALT DISNEY COMPANY

ARTICLE I

NAME

The name of the Corporation is The Walt Disney Company.

ARTICLE II

ADDRESS OF REGISTERED OFFICE;
NAME OF REGISTERED AGENT

The address of the registered office of the Corporation in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington 19808, County of New Castle. The name of its registered agent at that address is Corporation Service Company.

ARTICLE III

PURPOSE

The purpose of the Corporation is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the General Corporation Law of the State of Delaware as set forth in Title 8 of the Delaware Code, as in effect from time to time (the “DGCL”).

ARTICLE IV

CAPITAL STOCK

1. Authorization.

The total number of shares of stock which the Corporation shall have authority to issue is 4,700,000,000, of which 4,600,000,000 shares shall be shares of common stock having a par value of $.01 per share (“Common Stock”), and 100,000,000 shares shall be shares of preferred stock having a par value of $.01 per share (“Preferred Stock”) and issuable in one or more classes or series as hereinafter provided.

The number of authorized shares of any class or classes of capital stock of the Corporation may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the stock of the Corporation entitled to vote generally in the election of directors.

2. Common Stock.

The voting powers, preferences and relative, participating, optional or other special rights of the Common Stock, and the qualifications and restrictions thereon, shall be as follows in this Section 2.

2.1 Dividends.

Subject to any preferences and relative, participating, optional or other special rights of any outstanding series of Preferred Stock and any qualifications or restrictions on the Common Stock created thereby, dividends may be declared and paid upon Common Stock, upon such terms as the Board of Directors may determine out of the funds of the Corporation legally available therefor.

2.2 Voting Powers.

Except as otherwise provided by law or by the terms of any outstanding series of Preferred Stock or any provision of the Restated Certificate of Incorporation or Bylaws of the Corporation, the entire voting power of the stockholders of the Corporation shall be vested in the holders of Common Stock of the Corporation, who shall be entitled to vote on any matter on which the holders of stock of the Corporation shall, by law or by the provisions of the Restated Certificate of Incorporation or Bylaws of the Corporation, be entitled to vote. On each matter to be voted on by the holders of Common Stock each outstanding share of Common Stock shall have one vote.

2.3 Liquidation Rights.

In the event of the voluntary or involuntary dissolution of the Corporation or the liquidation and winding up of the Corporation, after payment or provision for payment of the debts and other liabilities of the Corporation and the full preferential amounts (including any accumulated and unpaid dividends) to which the holders of Preferred Stock are entitled, unless otherwise provided in respect of a series of Preferred Stock by the resolution of the Board of Directors fixing the liquidation rights and preferences of such series of Preferred Stock, the holders of the outstanding shares of Common Stock shall be entitled to receive the remaining assets of the Corporation on a per share basis Neither the merger nor consolidation of the Corporation into or with any other company, nor the merger or consolidation of any other company into or with the Corporation, nor a sale, transfer or lease of all or any part of the assets of the Corporation, shall, alone, be deemed a liquidation or winding up of the Corporation, or cause the dissolution of the Corporation, for purposes of this subsection 2.3.

3. Preferred Stock.

Shares of the Preferred Stock of the Corporation may be issued from time to time in one or more classes or series, each of which class or series shall have such distinctive designation, number of shares, or title as shall be fixed by the Board of Directors prior to the issuance of any shares thereof. Each such class or series of Preferred Stock shall consist of such number of shares, and have such voting powers, full or limited, or no voting powers, and such preferences and relative, participating, optional or other special rights and such qualifications, limitations or restrictions thereof, as shall be stated in such resolution or resolutions providing for the issue of such series of Preferred Stock as may be adopted from time to time by the Board of Directors prior to the issuance of any shares thereof pursuant to the authority hereby expressly vested in it, all in accordance with the laws of the State of Delaware. By Certificate of Designations dated November 17, 1999, the Corporation authorized the issuance of Series A Voting Preferred Stock, a copy of which Certificate of Designations is attached hereto as Exhibit A.

ARTICLE V

BOARD OF DIRECTORS

1.	Number of Directors.

The business and affairs of the Corporation shall be managed by or under the direction of a Board of Directors consisting of not less than nine directors or more than twenty-one (21) directors, the exact number of directors to be determined from time to time solely by resolution adopted by the Board of Directors.

2. Term of Office.

All directors shall be of one class and serve for a term ending at the annual meeting following the annual meeting at which the director was elected. In no case shall a decrease in the number of directors shorten the term of any incumbent director. Each director shall hold office after the annual meeting at which his or her term is scheduled to end until his or her successor shall be elected and shall qualify, subject, however, to prior death, resignation, disqualification or removal from office.

3. Vacancies.

Any newly created directorship resulting from an increase in the number of directors may be filled by a majority of the Board of Directors then in office, provided that a quorum is present, and any other vacancy on the Board of Directors may be filled by a majority of the directors then in office, even if less than a quorum, or by a sole remaining director.

4. Special Voting Rights of Preferred Stock Holders.

Notwithstanding the foregoing provisions, whenever the holders of any one or more classes or series of Preferred Stock issued by the Corporation shall have the right, voting separately by class or series, to elect directors at an annual or special meeting of stockholders, the election, term of office, filling of vacancies and other features of such directorships shall be governed by the terms of this Restated Certificate of Incorporation or the resolution or resolutions adopted by the Board of Directors pursuant to Article IV applicable thereto.

5. Selection by Written Ballot.

Elections of directors at an annual or special meeting of stockholders shall be by written ballot unless the Bylaws of the Corporation shall otherwise provide.

ARTICLE VI

SPECIAL MEETINGS OF STOCKHOLDERS

A special meeting of the stockholders of the Corporation may be called only by (i) the Board of Directors, (ii) the Chairman of the Board of Directors or, (iii) the Chief Executive Officer, and, subject to the applicable provisions of the Bylaws of the Corporation, shall be called by the Secretary of the Corporation at the written request in proper form of one or more stockholders who have continuously held as stockholders of record a net long position in shares of Common Stock representing in the aggregate at least twenty-five percent (25%) of the outstanding shares of Common Stock for at least one year prior to the date such request is delivered to the Secretary. Special meetings of the stockholders of the Corporation may not be called by any other person or persons.

ARTICLE VII

CERTAIN BUSINESS COMBINATIONS

1.	Vote Required for Certain Business Combinations.

Except as set forth in subsection 2 of this Article VII, the affirmative vote of the holders of two-thirds (2/3) of the outstanding stock of the Corporation entitled to vote shall be required for:

1.1 any merger or consolidation to which the Corporation, or any of its subsidiaries, and an Interested Person (as hereinafter defined) are parties;

1.2 any sale or other disposition by the Corporation, or any of its subsidiaries, of all or substantially all of its assets to an Interested Person;

1.3 any purchase or other acquisition by the Corporation, or any of its subsidiaries, of all or substantially all of the assets or stock of an Interested Person; and

1.4 any other transaction with an Interested Person which requires the approval of the stockholders of the Corporation under the DGCL.

2. Exceptions.

The provisions of subsection 1 of this Article VII shall not be applicable to any transaction described therein if (I) such transaction is approved by resolution of the Corporation’s Board of Directors, provided that a majority of the members of the Board of Directors voting for the approval of such transaction were duly elected and acting members of the Board of Directors prior to the date that the person, firm or corporation, or any group thereof, with whom such transaction is proposed, became an Interested Person, or (ii) the provision of a vote in excess of that required by the DGCL for such transaction violates the express provisions of the DGCL.

3. Definition of Interested Person.

As used in this Article VII, the term “Interested Person” shall mean any person, firm or corporation, or any group thereof, acting or intending to act in concert, including any person directly or indirectly controlling or controlled by or under direct or indirect common control with such person, firm or corporation or group, which owns of record or beneficially, directly or indirectly, five percent (5%) or more of any class of voting securities of the Corporation.

ARTICLE VIII

AMENDMENT OF ARTICLE VII

The affirmative vote of the owners of two-thirds (2/3) of the outstanding Common Stock of the Corporation entitled to vote shall be required to amend, alter or repeal Article VII.

ARTICLE IX

INDEMNIFICATION; LIMITATION ON LIABILITY OF DIRECTORS

1. Indemnification.

The Corporation shall indemnify to the full extent authorized or permitted by law (as now or hereinafter in effect) any person made, or threatened to be made, a defendant or witness to any action, suit or proceeding (whether civil or criminal or otherwise) by reason of the fact that he, his testator or intestate, is or was a director or officer of the Corporation or by reason of the fact that such director or officer, at the request of the Corporation, is or was serving any other corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, in any capacity. Nothing contained herein shall affect any rights to indemnification to which employees other than directors and officers may be entitled by law. No amendment or repeal of this subsection 1 of this Article IX shall apply to or have any effect on any right to indemnification provided hereunder with respect to any acts or omissions occurring prior to such amendment or repeal.

2. Limitation of Liability.

A director of this Corporation shall not be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, except to the extent such exemption from liability or limitation thereof is not permitted under the DGCL. Any repeal or modification of the foregoing sentence shall not adversely affect any right or protection of a director of the Corporation existing hereunder with respect to any act or omission occurring prior to such repeal or modification.

3. Insurance; Trust Funds.

In furtherance and not in limitation of the powers conferred by statute:

3.1 the Corporation may purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the Corporation, or is serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise against any liability asserted against him and incurred by him in any such capacity, or arising out of his status as such, whether or not the Corporation would have the power to indemnify him against such liability under the provisions of law; and

3.2 the Corporation may create a trust fund, grant a security interest and/or use other means (including, without limitation, letters of credit, surety bonds, and/or other similar arrangements), as well as enter into contracts providing indemnification to the full extent authorized or permitted by law and including as part thereof provisions with respect to any or all of the foregoing to ensure the payment of such amounts as may become necessary to effect indemnification as provided therein, or elsewhere.

ARTICLE X

BYLAWS

In furtherance and not in limitation of the powers conferred by statute, the Board of Directors is expressly authorized to adopt, repeal, alter, amend or rescind the Bylaws of the Corporation. In addition, the Bylaws of the Corporation may be adopted, repealed altered, amended or rescinded by the affirmative vote of a majority of the outstanding stock of the Corporation entitled to vote thereon.

ARTICLE XI

AMENDMENT OF CERTIFICATE OF INCORPORATION

The Corporation reserves the right to repeal, alter, amend, or rescind any provision contained in this Restated Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred on stockholders herein are granted subject to this reservation.

Exhibit A

CERTIFICATE OF DESIGNATION

OF
SERIES A VOTING PREFERRED STOCK

OF

THE WALT DISNEY COMPANY

(Pursuant to Section 151 of the Delaware General Corporation Law)

THE WALT DISNEY COMPANY, a corporation organized and existing under the General Corporation Law of the State of Delaware (the “Corporation”), DOES HEREBY CERTIFY that pursuant to the authority vested in the Board of Directors of the Corporation (the “Board of Directors” or the “Board”) by the Restated Certificate of Incorporation of the Corporation (the “Restated Certificate of Incorporation”) and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors on July 9, 1999 adopted a resolution providing for the authorization of a series of preferred stock as follows:

RESOLVED, that pursuant to the authority granted to and vested in the Board of Directors in accordance with the provisions of the Restated Certificate of Incorporation, the Board hereby creates a series of preferred stock, par value $.01 per share, of the Corporation and hereby states the designation and number of shares, and fixes the relative rights, preferences and limitations thereof, as follows:

Designation and Amount. The designation of the series of the preferred stock shall be “Series A Voting Preferred Stock” and the number of shares constituting the Series A Voting Preferred Stock shall be 237,310. Such number of shares may be increased or decreased by resolution of the Board of Directors; provided, however, that no decrease shall reduce the number of shares of Series A Voting Preferred Stock to a number less than the number of shares then outstanding plus the number of shares reserved for issuance upon the exercise of outstanding options, rights or warrants or upon the conversion of any outstanding securities issued by the Corporation convertible into Series A Voting Preferred Stock.

Dividends.

(i)    Holders of outstanding shares of Series A Voting Preferred Stock shall be entitled to receive cumulative preferential cash dividends, if, as and when declared by the Board of Directors, out of funds legally available therefor, in an amount per annum equal to the product of the “Par Rate” and the Liquidation Preference (as defined below). The “Par Rate,” which shall be determined before the closing date (the “Closing Date”) of the transactions contemplated by that certain Agreement and Plan of Reorganization, dated as of July 10, 1999 (the “Reorganization Agreement”), by and among Infoseek Corporation, the Corporation and Bingo Acquisition Corp., based on the advice of a reputable investment bank selected by the Corporation and shall be a single fixed rate equal to the highest end of the range of dividend rates at which the Series A Voting Preferred Stock would be expected to trade at its Liquidation Preference on or about the Closing Date.

(ii)    Dividends shall be payable semi-annually in arrears on or before June 30 and December 31 each year or, if not a day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on

1

which banking institutions in New York City are authorized or required by law, regulation or executive order to close (each, a “Business Day”), then the next succeeding Business Day (each, a “Dividend Payment Date”), commencing on first June 30 or December 31 following the Closing Date. The amount of dividends payable on the Series A Voting Preferred Stock for each full semi-annual period from, and including the applicable Divided Payment Date to, but excluding the next succeeding Dividend Payment Date (each, a “Dividend Period”), shall be computed by dividing by two the annual dividend rate set forth in paragraph (i) above. Dividends payable in respect of the period between the date the Corporation first issued shares of Series A Voting Preferred Stock (the “Initial Issue Date”) and the first Dividend Payment Date thereafter (the “Initial Dividend Period”) and any subsequent period between Dividend Payment Dates which is less than a full Dividend Period in length will be computed on the basis of a 360-day year consisting of twelve 30-day months. Dividends shall be paid to holders of record as their names appear on the stock register of the Corporation at the close of business on the first day of the calendar month in which the applicable Dividend Payment Date falls or on such other date designated by the Board of Directors for the payment of dividends that is not more than 30 nor less than 10 days prior to such Dividend Payment Date (each, a “Record Date”). Dividends in respect of any past Dividend Periods that are in arrears may be authorized and paid at any time to holders of record on the Record Date thereof. Any dividend payment made to holders of Series A Voting Preferred Stock shall be first credited against the earliest accrued but unpaid dividend due which remains payable.

(iii)    Dividends shall be fully cumulative and shall accrue (whether or not declared), with additional payments thereon, from the first day of the Dividend Period in which such dividend may be payable as herein provided on all shares of Series A Voting Preferred Stock issued and outstanding on the first day of such Dividend Period, except that with respect to the Initial Dividend Period, such dividend shall accrue from the Initial Issue Date.

(iv)    All dividends paid with respect to shares of Series A Voting Preferred Stock pursuant to paragraph (ii) above shall be paid pro rata to the holders entitled thereto.

(v)    If at any time the Corporation shall have failed to pay all dividends which have accrued on any outstanding shares of any other class or series of preferred stock having cumulative dividend rights ranking on parity with the shares of Series A Voting Preferred Stock at the times such dividends are payable, no cash dividend shall be declared by the Board of Directors or paid or set apart for payment by the Corporation on shares of Series A Voting Preferred Stock unless prior to or concurrently with such declaration, payment, or setting apart for payment, all accrued and unpaid dividends on all outstanding shares of such other series of preferred stock shall have been or be declared, paid or set apart for payment with additional payments thereon, if any; provided, however, that in the event such failure to pay accrued dividends is with respect only to the outstanding shares of Series A Voting Preferred Stock and any outstanding shares of any other class or series of preferred stock having cumulative dividend rights on parity with the shares of Series A Voting Preferred Stock, cash dividends may be declared, paid or set apart for payment, with additional payments thereon, pro rata on shares of Series A Voting Preferred Stock and shares of such other class or series of preferred stock so that the amounts of any cash dividends declared, paid or set apart for payment on shares of Series A Voting Preferred Stock and shares of such other series of preferred stock shall in all cases bear to each other the same ratio that, at the time of such declaration, payment or setting apart for payment, all accrued but unpaid cash dividends on shares of Series A Voting Preferred Stock and shares of such other series of preferred stock bear to each other. Any dividend not paid pursuant to paragraph (ii) above or this paragraph (v) shall be fully cumulative and shall accrue (whether or not declared), with additional payments thereon, as set forth in paragraph (iii) above, even if such dividend is not paid pursuant to paragraph (vii) below.

(vi)    (a) Holders of shares of Series A Voting Preferred Stock shall be entitled to receive dividends provided for herein in preference to and in priority over any dividends, other than dividends

2

paid in stock ranking junior to Series A Voting Preferred Stock (the “Junior Stock”) upon any of the Junior Stock.

(b) So long as any shares of Series A Voting Preferred Stock are outstanding, the Corporation shall not declare, pay or set apart for payment, any dividend on any of the Junior Stock (other than dividends paid in such Junior Stock) or make any payment on account of, or set apart for payment money for a sinking or other similar fund for, the purchase, redemption or other retirement of, any of the Junior Stock or any warrants, rights, calls or options exercisable for any of the Junior Stock, or make any distribution in respect thereof, either directly or indirectly, and whether in cash, obligations or shares of the capital stock of the Corporation or other property (other than distributions or dividends in stock to the holders of such stock), and shall not permit any corporation or other entity directly or indirectly controlled by the Corporation to purchase or redeem any of the Junior Stock or any warrants, rights, calls or options exercisable for any of the Junior Stock, unless prior to or concurrently with such declaration, payment, setting apart for payment, purchase or distribution, as the case may be, all accrued and unpaid cash dividends, including additional payments thereon, on shares of Series A Voting Preferred Stock not paid on the dates provided for in paragraph (ii) above shall have been or be paid; provided, however, that nothing contained herein shall prevent the Corporation from repurchasing shares of the Common Stock (as defined in the Restated Certificate of Incorporation) as required by law or by the terms of any employee stock ownership plan of the Corporation.

(vii)    Subject to the foregoing provisions of this section, the Board of Directors may declare and the Corporation may pay or set apart for payment dividends and other distributions on any of the Junior Stock, and may purchase or otherwise redeem any of the Junior Stock or any warrants, rights or options exercisable for any of the Junior Stock, and the holders of the shares of Series A Voting Preferred Stock shall not be entitled to share therein.

Liquidation Preference.

(i)    In the event of any voluntary or involuntary liquidation, dissolution or winding up of the affairs of the Corporation, the holders of shares of Series A Voting Preferred Stock then outstanding shall be entitled to be paid in cash out of the assets of the Corporation available for distribution to its stockholders (x) a fixed amount per share determined on the Closing Date equal to 100 multiplied by the higher of (a) the closing price of common stock, par value $.001 per share (“Infoseek Common Stock”), of Infoseek Corporation as quoted on the Nasdaq National Market (“Nasdaq”) on July 9, 1999 or (B) the closing price of Infoseek Common Stock as quoted on Nasdaq on the last trading date immediately prior to the Closing Date, plus (y) an amount equal to all accrued but unpaid dividends on the Series A Voting Preferred Stock to the date fixed for the liquidation (collectively, the “Liquidation Preference”), before any payment shall be made or any assets distributed to the holders of any of the Junior Stock. If the assets of the Corporation are not sufficient to pay in full the liquidation payments payable to the holders of outstanding shares of Series A Voting Preferred Stock and any other class or series of preferred stock having liquidation rights on parity with the shares of Series A Voting Preferred Stock, then the holders of all such shares shall share ratably in such distribution of assets in accordance with the amount which would be payable on such distribution if the amounts to which the holders of outstanding shares of Series A Voting Preferred Stock and all the holders of outstanding shares of such other series of preferred stock are entitled were paid in full.

(ii)    For the purpose of this section, neither the voluntary sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all the property or assets of the Corporation, nor the consolidation or merger of the Corporation with one or more other corporations shall be deemed to be a liquidation, dissolution or winding up, voluntary or involuntary,

3

unless such voluntary sale, conveyance, exchange or transfer shall be in connection with a dissolution or winding up of the business of the Corporation.

(iii)    The sale, lease or conveyance of all or substantially all of the Corporation’s assts or the merger or consolidation of the Corporation which results in the holders of the Common Stock receiving in exchange for such Common Stock either cash or notes, debentures or other evidences of indebtedness or obligations to pay cash or preferred stock of the surviving entity which ranks on parity with Series A Voting Preferred Stock in liquidation or dividends shall be deemed to be a liquidation, dissolution or winding up of the affairs of the Corporation within the meaning of this section. In the cases of merger or consolidation of the Corporation where holders of the Common Stock receive, in exchange for such Common Stock, common stock or preferred stock which is junior in liquidation and dividends to Series A Voting Preferred Stock in the surviving entity (whether or not the surviving entity is the Corporation) of such merger or consolidation or preferred stock of another entity (in either case, such preferred stock to be received in exchange for Common Stock is herein referred to in this paragraph (iii) as “Exchanged Preferred Stock”) the Series A Voting Preferred Stock shall be deemed to be preferred stock of such surviving entity or other entity, as the case may be, with the same dividend rate and equivalent rights to the rights set forth herein. In the event of a merger or consolidation of the Corporation where the consideration received by the holders of the Common Stock consists of two or more of the types of consideration set forth above, the holders of Series A Voting Preferred Stock shall be entitled to receive either cash or securities based upon the foregoing in the same proportion as the holders of the Common Stock of the Corporation are receiving cash or debt securities, or equity securities in the surviving entity or another entity.

Redemption. The Series A Voting Preferred Stock shall not be subject to redemption.

Voting Rights. Except as set forth herein and subject to applicable law, the holders of shares of Series A Voting Preferred Stock shall be entitled to vote together with the holders of Common Stock and any other class or series of stock entitled to vote with Common Stock as a single class on all matters to be voted upon by the Common Stock and shall not have any additional voting or veto rights. Each holder of shares of Series A Voting Preferred Stock shall be entitled to one hundred (100) votes for each share of such stock held by such holder.

Consent. No consent of holders of Series A Voting Preferred Stock shall be required for (i) the creation of any indebtedness of any kind of the Corporation, (ii) the creation of any class of stock of the Corporation ranking junior as to dividends and upon liquidation to the Series A Voting Preferred Stock, (iii) any increase or decrease in the amount of authorized Common Stock or any increase, decrease or change from par value to no par value or (iv) the taking of any other action of the Corporation, other than such action as is specifically described herein as requiring the consent of holders of Series A Voting Preferred Stock or as otherwise required by applicable law.

Transfer. Disney Enterprises, Inc. (“DEI”) shall not transfer, convey or sell any shares of Series A Voting Preferred Stock to any “Related Person” (as hereinafter defined) and any purported transfer, conveyance or sale to any Related Person shall be null and void. DEI may, however, transfer, convey or sell shares of Series A Voting Preferred Stock to any person that is not a Related Person. For purposes of this section, “Related Person” shall mean the Corporation and any person that bears a relationship to the Corporation described in Section 267(b) or Section 707(b) of the Internal Revenue Code of 1986, as amended.

Rank. The Series A Voting Preferred Stock shall, with respect to dividend rights and rights on liquidation, winding up or dissolution rank (i) on parity with any other class or series of preferred stock established by the Board of Directors, the terms of which shall specifically provide that such class or

4

series shall rank on parity with the Series A Voting Preferred Stock with respect to dividend rights and rights on liquidation, winding up or dissolution, and (ii) prior to any other equity securities of the Corporation, including the Common Stock, with respect to dividend rights and rights on liquidation, winding up or dissolution.

Amendment. The Restated Certificate of Incorporation of the Corporation shall not be amended in any manner which would materially alter or change the powers, preferences or special rights of the Series A Voting Preferred Stock so as to affect them adversely without the affirmative vote of the holders of at least a majority of the outstanding shares of Series A Voting Preferred Stock, voting together as a single class.

5